EXHIBIT 99.1
NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: American Realty Investors, Inc. Investor Relations (800) 400-6407 investor.relations@primeasset.com

American Realty Investors, Inc. Reports Second Quarter 2006 Results

DALLAS (August 14, 2006) -- American Realty Investors, Inc. (NYSE: ARL), a Dallas-based real estate investment company, announced today that the Company reported net income of $143,000 and a net loss of $(8.5) million, or $0.01 and $(0.84) per share, for the three and six months ended June 30, 2006, compared to a net loss of $(3.4) million and net income of $16.7 million, or $(0.33) and $1.26 per share, in the same periods in 2005.

Operating income for the three and six months ended June 30, 2006 was $3.6 million and $8.5 million, respectively, compared to $1.4 million and $3.7 million for the same periods in 2005. Operating highlights are as follows:

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Increases in rental revenues to $46.5 million and $92.3 million in 2006, from $42.2 million and $82.4 million in 2005. The increase was primarily attributable to completed apartment construction and the Company’s August 2005 acquisition of the 600 Las Colinas building in Dallas, Texas.

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Increases in property operations expenses to $31.2 million and $60.8 million in 2006, from $29.5 million and $57.8 million in 2005. The increase was primarily attributable to the August 2005 acquisition of the 600 Las Colinas building in Dallas, Texas and completed apartment construction.

Gain on land sales for the three and six months ended June 30, 2006 was $10.7 million and $13.4 million, respectively, compared to $4.9 million and $29.1 million for the same periods in 2005. For 2006, the Company sold 238 acres in nine transactions at an average sales price of $172,000 per acre. In 2005, the Company sold 321 acres in 13 transactions at an average sales price of $200,000 per acre. The 2005 activity included the sale of 149 acres, all located in southern California, in seven separate transactions at an average sales price of $253,000 per acre.

Interest expenses increased to $20.2 million and $38.9 for the three and six months ended June 30, 2006, compared to $15.4 million and $31.2 million for the same periods in 2005. The increase is due to additional debt incurred related to acquisitions in the last six months of 2005 and the first six months of 2006 offset by debt retired from asset sales. Increases in variable interest rates also contributed to the overall increase in interest expense.

Income from discontinued operations was $3.3 million and $2.4 million for the three and six months ended June 30, 2006, compared to $3.0 million and $13.7 million for the same periods in 2005. For the six months ended June 30, 2006, the Company sold two apartment projects containing 290 units for an average sales price of $32,000 per unit, generating gains of $3.3 million. For the same period in 2005, the Company sold one apartment project containing 200 units for $32,000 per unit, generating a gain of $56,000. In 2005, the Company also sold five commercial projects containing 412,000 square feet at an average sale price of $89 per square foot, generating gains of $14.5 million and cash proceeds of $14.3 million.

About American Realty Investors, Inc.
American Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, hotels, shopping centers and developed and undeveloped land. For more information, go to ARI’s web site at www.amrealtytrust.com

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AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except share data)

	June 30, 2006	December 31, 2005
Assets	(Unaudited)
Real estate held for investment	$1,090,273	$1,025,661
Less—accumulated depreciation	(165,934)	(153,597)
	924,339	872,064

Real estate held for sale	137,996	172,303
Real estate subject to sales contract	66,827	68,738

Notes and interest receivable
Performing ($29,702 in 2006 and $44,500 in 2005 from affiliates)	48,256	70,894
Non-performing	12,280	11,546
	60,536	82,440
Less—allowance for estimated losses	(1,000)	(1,000)
	59,536	81,440

Restaurant equipment	14,226	13,911
Less—accumulated depreciation	(8,137)	(7,528)
	6,089	6,383

Marketable securities, at market value	8,309	7,446
Cash and cash equivalents	16,383	13,904
Investments in equity investees	13,788	13,521
Goodwill	11,858	11,858
Other intangibles, net of accumulated amortization ($1,300 in 2006 and $926 in 2005)	1,422	1,449
Other assets (including $51,066 in 2006 and $30,441 in 2005 due from affiliate)	111,231	96,689
	$1,357,778	$1,345,795

Liabilities and Stockholders’ Equity
Liabilities:
Notes payable ($8,389 in 2006 and $44,848 in 2005 to affiliates)	$840,214	$810,118
Interest payable ($549 in 2006 and $682 in 2005 to affiliates)	7,598	7,826
Liabilities related to assets held-for-sale	129,097	144,555
Liabilities subject to sales contract	58,347	59,323
Stock-secured notes payable	22,452	22,549
Accounts payable and other liabilities ($5,839 in 2006 and $4,667 in 2005 to affiliates)	90,444	93,842
	1,148,152	1,138,213
Commitments and contingencies

Minority interest	69,105	59,185

Stockholders’ equity:
Preferred Stock, $2.00 par value, authorized 50,000,000 shares, issued and outstanding
Series A Cumulative Convertible Preferred Stock, 3,390,913 shares in 2006 and 2005 (liquidation preference $33,909), including 900,000 shares in 2006 and 2005 held by subsidiaries	4,982	4,982
Common Stock, $.01 par value, authorized 100,000,000 shares; issued 11,592,272 shares	114	114
Treasury stock, at cost	(15,146)	(15,146)
Additional paid-in capital	93,389	93,389
Retained earnings	56,259	64,805
Accumulated other comprehensive income	923	253
	140,521	148,397
	$1,357,778	$1,345,795

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(dollars in thousands, except share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2006	2005	2006	2005

Property revenue:
Rental and other property revenues ($517 in 2006 and $363 in 2005 from affiliates)	$46,461	$42,247	$92,328	$82,371
Restaurant sales	9,388	9,413	18,737	18,033
Total operating revenues	55,849	51,660	111,065	100,404

Expenses:
Property operating expenses ($3,976 in 2006 and $3,306 in 2005 to affiliates)	31,157	29,516	60,827	57,842
Restaurant cost of sales	6,890	7,140	13,805	13,894
Depreciation and amortization	6,891	5,922	13,617	11,696
General and administrative ($2,550 in 2006 and $2,284 in 2005 to affiliates)	4,130	4,915	8,022	7,666
Advisory fee to affiliate	3,229	2,732	6,310	5,639
Total operating expenses	52,297	50,225	102,581	96,737

Operating income (loss)	3,552	1,435	8,484	3,667

Other income (expense):
Interest income from notes receivable ($828 in 2006 and $1,685 in 2005 from affiliates)	2,092	1,227	3,238	2,803
Gain on foreign currency transaction	2	228	4	228
Other income ($2,085 in 2006 and $1,685 in 2005 from affiliate)	311	885	2,013	1,006
Mortgage and loan interest ($232 in 2006 and $1,107 in 2005 to affiliates)	(20,195)	(15,392)	(38,899)	(31,211)
Net income fee to affiliate	—	658	—	(819)
Litigation settlement	1,804	—	1,804	—
Total other expense	(15,986)	(12,394)	(31,840)	(27,993)

Loss before gain on land sales, minority interest, and equity in earnings of investees	(12,434)	(10,959)	(23,356)	(24,326)

Gain on land sales	10,668	4,913	13,408	29,091
Minority interest	(798)	174	32	(746)
Equity in income (loss) of investees	86	152	261	212

Income (loss) from continuing operations	(2,478)	(5,720)	(9,655)	4,231

Income (loss) from discontinued operations	3,252	3,002	2,354	13,731

Net income (loss)	774	(2,718)	(7,301)	17,962
Preferred dividend requirement	(631)	(649)	(1,245)	(1,299)
Net income (loss) applicable to Common shares	$143	$(3,367)	$(8,546)	$16,663